Exhibit 99.1

For Immediate Release

CONTACTS:

Entertainment Gaming Asia Inc.

Traci Mangini, Interim Chief Financial Officer

tracimangini@EGT-Group.com

872/802-4227

ENTERTAINMENT GAMING ASIA INC. SELLS GAMING ASSETS IN CAMBODIA AND TERMINATES DREAMWORLD CLUB POIPET PARTICIPATION AGREEMENT

Hong Kong – December 28, 2016 – Entertainment Gaming Asia Inc. (NASDAQ: EGT) (the “Company”) announced today that it has sold gaming assets in Cambodia, including its 278 electronic gaming machine (EGM) seats placed in Dreamworld Club (Poipet), 72 EGM seats held in Cambodia storage and gaming equipment spare parts and accessories, to the venue owner of Dreamworld Club (Poipet) for cash proceeds of $900,000. The Company received the cash proceeds and the sale closed on December 23, 2016. The Company also announced that on December 21, 2016, the Company and the venue and land owners of Dreamworld Club (Poipet) entered into an agreement to terminate, effective December 1, 2016, the machines operation and participation agreement among the parties dated April 2, 2012.

In accordance with the terms of the machines operation and participation agreement, the ownership of the Dreamworld Club (Poipet) building, which was constructed and paid for by the Company on the property of the land owner of Dreamworld Club (Poipet), reverted to the venue owner upon termination of the agreement.

Dreamworld Club (Poipet) was the last of the Company’s EGM leasing operations in Cambodia. The Company’s remaining EGM leasing operations consist of two venues in the Philippines.

Clarence Chung, Chairman and Chief Executive Officer of Entertainment Gaming Asia, commented, “This asset sale is part of our continued efforts to refine our business operations and position ourselves for new opportunities. The termination of the Dreamworld Club (Poipet) operations should have a minimal impact on our future cash flow from operations and provides additional resources to direct toward the execution of a new potential growth strategy, which involves the entrance into new areas such as film and related businesses.”

About Entertainment Gaming Asia Inc.

Entertainment Gaming Asia Inc. (NASDAQ: EGT), an indirect, majority-owned subsidiary of Melco International Development Limited, is a gaming company engaged in the leasing of electronic gaming machines to the gaming industry in the Philippines. The Company is also developing a free to play online social casino gaming platform focused on certain Asian markets.

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Entertainment Gaming Asia Inc. Sells Gaming Assets in Cambodia, 12/28/2016	page 2

Forward Looking Statements

This press release contains forward-looking statements concerning Entertainment Gaming Asia within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Those forward-looking statements include statements regarding the benefits of the Company’s strategy to refine its existing business operations and the Company’s ability to secure and execute on new growth opportunities. Such statements are subject to certain risks and uncertainties, and actual circumstances, events or results may differ materially from those projected in such forward-looking statements. Factors that could cause or contribute to differences include, but are not limited to, the risk that the Company may not achieve the expected benefits from the Company’s strategy to refine its existing business operations and to secure and execute on new growth opportunities and those other risks set forth in the Company’s respective annual reports on Form 10-K for the year ended December 31, 2015 filed with the SEC and subsequently filed reports. The Company cautions readers not to place undue reliance on any forward-looking statements and it does not undertake, and specifically disclaims any obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

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